Exhibit 99.2

N E W S R E L E A S E

One Park Place, Suite 700 ■ 621 Northwest 53rd Street ■ Boca Raton, Florida 33487 ■ www.geogroup.com

CR-13-01

THE GEO GROUP COMPLETES COMPANY RESTRUCTURING AND HEALTH CARE DIVESTITURE; BEGAN OPERATING IN COMPLIANCE WITH REIT RULES EFFECTIVE JANUARY 1, 2013

Boca Raton, Fla. – January 2, 2013 — The GEO Group, Inc. (NYSE: GEO) (“GEO”) today announced that on December 31, 2012, it completed all the necessary restructuring steps, including the previously announced divestiture of its health care assets, enabling GEO to operate in compliance with the real estate investment trust (“REIT”) rules of the Internal Revenue Code (the “REIT rules”) beginning January 1, 2013.

George C. Zoley, GEO’s Chairman, CEO and Founder, said, “We are very pleased with the completion of all the necessary restructuring steps for GEO to operate as a REIT effective January 1, 2013. We were able to complete our corporate restructuring and the divestiture of our health care facility management contracts within our previously guided timelines, so that our shareholders can begin enjoying the benefits of REIT status as soon as possible. Our Board and our management team strongly believe that these important steps will maximize our company’s ability to create shareholder value given the nature of our assets, help lower our cost of capital, draw a larger base of potential shareholders, provide greater flexibility to pursue growth opportunities, and create a more efficient operating structure.”

GEO reorganized its operations into separate legal wholly-owned operating business units through a taxable REIT subsidiary (“TRS”). Through the TRS structure, a small portion of GEO’s businesses, which are non-real estate related, such as GEO’s managed-only contracts, international operations, electronic monitoring services, and other non-residential facilities, are part of wholly-owned taxable subsidiaries of the REIT, while most of GEO’s business segments, which are real estate related and involve company-owned and company-leased facilities, are part of the REIT. The TRS structure allows GEO to maintain the strategic alignment of almost all of its diversified business segments under one entity.

Applicable REIT rules substantially restrict the ability of REITs to directly or indirectly operate or manage health care facilities. As a result, in order to achieve and preserve REIT status effective January 1, 2013, GEO completed the divestiture of all of its health care facility management contracts. Under its previously wholly-owned subsidiary, GEO Care, Inc., GEO held six managed-only health care facility contracts, totaling 1,970 beds, and provided correctional mental health services for the Palm Beach County, Florida jail system as well as correctional health care services in publicly-operated prisons in the State of Victoria, Australia. These contracts and services (collectively, the “GEO Care Business”) generated approximately $165 million in annualized revenues.

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Contact:	Pablo E. Paez	(866) 301 4436
Vice President, Corporate Relations

N  E  W  S    R  E  L  E  A  S   E

As previously announced by GEO, a special committee of the Board was formed consisting of all the independent directors of GEO (the “Independent Committee”), and the Independent Committee approved the sale of the GEO Care Business to members of GEO and GEO Care’s management teams (the “MBO Group”) for a purchase price of $36 million, inclusive of normalized working capital in the GEO Care Business (the “GEO Care Divestiture”). The MBO Group will also be obligated to pay up to an additional $5 million in purchase price on a contingent earn-out basis if certain potential future contract awards are received by GEO Care.

In connection with the GEO Care Divestiture, the MBO Group also entered into various arrangements with GEO which will result in approximately $2.6 million in annual payments and cost savings for GEO through a five-year support services agreement, a five-year licensing agreement, and annual general and administrative cost savings. Additionally, GEO expects to incur a non-cash charge of approximately $13 million to $17 million, net of tax, related to the write-off of goodwill, other intangible assets and intercompany debt during the fourth quarter of 2012 in connection with the GEO Care Divestiture. The GEO Care Divestiture closed on December 31, 2012.

The Independent Committee engaged Davis Polk & Wardwell LLP and Delancey Street Partners, LLC as its legal and financial advisors, respectively, in its evaluation of the GEO Care Divestiture. Delancey Street Partners, LLC and Duff & Phelps LLC each rendered fairness opinions to the Independent Committee and the Board of Directors stating that the consideration received by GEO in the GEO Care Divestiture is fair, from a financial point of view, to GEO.

About The GEO Group, Inc.

The GEO Group, Inc. is the world’s leading diversified provider of correctional, detention, and community reentry services to federal, state, and local government agencies around the globe. GEO offers a turnkey approach that includes design, construction, financing, and operations. GEO represents government clients in the United States, Australia, South Africa, and the United Kingdom. GEO’s worldwide operations include 18,000 employees, 101 correctional, detention and community reentry facilities, including projects under development, and 73,000 owned and/or managed beds.

Safe-Harbor Statement

This press release contains forward-looking statements regarding future events and future performance of GEO that involve risks and uncertainties that could materially affect actual results including statements regarding the benefits of REIT status, the estimate of annual payments and cost savings to GEO and the estimate of a non-cash charge, net of tax, during the fourth quarter of 2012 in connection with the GEO Care Divestiture. Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to: (1) GEO’s ability to meet its financial guidance given the various risks to which its business is exposed; (2) GEO’s ability to declare future cash dividends; (3) GEO’s ability to successfully pursue further growth and continue to create shareholder value; (4) risks associated with GEO’s ability to control operating costs associated with contract start-ups; (5) GEO’s ability to timely open facilities as planned, profitably manage such facilities and successfully integrate such facilities into GEO’s operations without substantial costs; (6) GEO’s ability to win management contracts for which it has submitted proposals and to retain existing management contracts; (7) GEO’s ability to obtain future financing on acceptable terms; (8) GEO’s ability to sustain company-wide occupancy rates at its facilities; (9) GEO’s ability to access the capital markets in the future on satisfactory terms or at all; and (10) other factors contained in GEO’s Securities and Exchange Commission filings, including the Form 10-K, 10-Q and 8-K reports.

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Contact:	Pablo E. Paez	(866) 301 4436
Vice President, Corporate Relations